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EXHIBIT 99.3

FOR IMMEDIATE RELEASE                   CONTACT:  J. Nelson Happy
----------------------                            165 Al Mooney Road, N.
December 23, 2004                                 Kerrville, Texas 78028
                                                  (830) 792-2917
                                                  nhappy@mooney.com



                          MOONEY AEROSPACE GROUP, LTD.
                           FINAL ORDERSIGNED BY JUDGE;
            ALL PREVIOUSLY OWNED SHARES TO TRADE WITHOUT RESTRICTION
                    COMPANY WILL NOT ISSUE FRACTIONAL SHARES

         KERRVILLE, Texas-- (BUSINESS WIRE) J. Nelson Happy, President and CEO of Mooney Aerospace Group, Ltd. (MNYG.pk) announced today that the U. S. Bankruptcy Court for the District of Delaware signed the confirmation order confirming the company's Plan of Reorganization on December 15, 2004. Therefore, the Company's Plan of Reorganization became effective on December 14, 2004.

         As previously announced, as part of the plan existing shareholders will be issued new shares of Mooney Aerospace Group, Ltd. common stock based on a reverse split of 3,223 old MASG shares for one share of new common stock. According to Mr. Happy: "The Company's board of directors decided today to not issue fractional shares but to exchange them for cash, thus simplifying the process of conversion. Our existing shareholders should submit their shares to our stock transfer agent, American Stock Transfer and Trust Co., 59 Maiden Lane, Plaza Level, New York, N.Y. 10038; phone 800-937-5449, by a traceable method such as certified mail or through their stock broker. Market makers in the company's stock are now applying to the NASD to allow the shares to trade after they are exchanged."

         Mr. Happy also announced: "The board of directors has also decided that all shares that were previously issued by the company should be free trading after they are exchanged. However, the plan imposes two restrictions on the sale of the new stock issued to all OTHER classes. As to them, no sale of the stock may occur until 90 days after the plan's effective date. Thereafter, no more than 10% of each shareholder's total holdings can be sold per month. For exact details, please review the terms of the Amended Plan of Reorganization which the Company filed with the SEC." ABOUT MOONEY AEROSPACE GROUP LIMITED Mooney Aerospace Group, Ltd. is a general aviation holding company located in Kerrville, Texas. Its wholly owned subsidiary, Mooney Airplane Company, currently sells five models of the M20, the highest performing four-place, single-engine, piston-powered aircraft, now available with the Garmin G1000 glass-panel display. Since its inception in 1946, the company has manufactured and delivered more than 10,000 aircraft worldwide. Today, 7,000 customers in the United States and 1,000 more overseas fly these proven, high-performance airplanes. For more information, visit www.mooney.com.

                                      # # #

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "ACT"). IN PARTICULAR, WHEN USED IN THE PRECEDING DISCUSSION, THE WORDS "PLAN," "CONFIDENT THAT," "BELIEVE," "SCHEDULED," "EXPECT," OR "INTEND TO," AND SIMILAR CONDITIONAL EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE ACT AND ARE SUBJECT TO THE SAFE HARBOR CREATED BY THE ACT. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY OF THE FORWARD-LOOKING STATEMENTS. SUCH RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, MARKET CONDITIONS, THE AVAILABILITY OF COMPONENTS AND SUCCESSFUL PRODUCTION OF THE COMPANY'S PRODUCTS, GENERAL ACCEPTANCE OF THE COMPANY'S PRODUCTS AND TECHNOLOGIES, COMPETITIVE FACTORS, TIMING, AND OTHER RISKS DESCRIBED IN THE COMPANY'S SEC REPORTS AND FILINGS.

Source: Mooney Aerospace Group, Ltd.